Exhibit 99.1

Company contacts:
Bob Blair
Western Digital Investor Relations
949.672.7834
bob.blair@wdc.com

Steve Shattuck
Western Digital Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL REPORTS $4 MILLION PROFIT IN HDD BUSINESS
ON REVENUE OF $441 MILLION, UNIT SHIPMENTS OF 5.4 MILLION

LAKE FOREST, Calif.—Oct. 25, 2001—Western Digital Corp. (NYSE: WDC) today reported revenue of $440.9 million and a loss from continuing operations of $4.0 million, or $.02 per share, for its first fiscal quarter ended September 28, 2001. These results include an operating profit from the Company’s hard drive group of $4.0 million, and losses from continuing new ventures of $7.3 million. The Company shipped 5.4 million units in the quarter. In the year earlier period, Western Digital reported revenue of $424.4 million and a loss from continuing operations of $37.2 million, or $.25 per share, on unit shipments of 5.1 million.

     Also in the current period, the Company reported a gain from disposal of its discontinued Connex and SANavigator businesses of $24.5 million. Including this gain, the Company reported net earnings of $20.5 million, or $.11 per share. For the prior year, the Company reported a net loss, including extraordinary gains and the cumulative effect of a change in accounting principle, of $35.5 million, or $.24 per share. The prior year

Western Digital Reports $4 Million Profit in HDD Business
on Revenue of $441 Million, Unit Shipments of 5.4 Million

results have been restated to reflect the adoption of SEC Staff Accounting Bulletin No. 101 in the fourth quarter of fiscal 2001, and the reclassification of Connex and SANavigator results as discontinued operations.

     Matt Massengill, president and chief executive officer, said: “Our operating performance continues to reflect product cost efficiencies and the strength of our position with leading PC OEM and distribution customers. We have achieved this through leading quality and predictable supply of the technology they require in high volumes. In addition, we began to see the benefits of the emerging markets for rotating magnetic storage with initial shipments of WD drives to Microsoft for its new Xbox gaming system.

     “Our hard drive business has been profitable for four consecutive quarters, a period that many regard as one the most challenging in the industry’s history,” said Massengill. “We have modeled our business to weather these times and to be in good position to deliver solid returns as the market recovers in the future. Reflecting continued improvement of our balance sheet, cash grew to $200 million in the first quarter, which included $35 million from the sale of our Connex and SANavigator businesses. The hard drive business itself generated $14 million in cash from operations.”

About Western Digital

     Western Digital, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The Company’s core business produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss. Applying its data storage core competencies to emerging markets, Western Digital’s new ventures Cameo

Western Digital Reports $4 Million Profit in HDD Business
on Revenue of $441 Million, Unit Shipments of 5.4 Million

Technologies, Keen Personal Media and SageTree meet the increasing demand for innovative information management solutions arising from the proliferation of Internet and broadband services.

     Western Digital was founded in 1970. The Company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the Company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

     This release contains forward-looking statements, including statements relating to the expected performance of the Company’s business model. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: levels of operating expense and product cost; supply and demand conditions in the hard drive industry; overall economic conditions; changes in product and customer mix; pricing trends; actions by competitors; the pace of development of new markets; successful entry into new markets by the Company; and other factors discussed in our recent SEC filings, including but not limited to our Form 10-K for fiscal 2001. We undertake no obligation to update or alter our forward-looking statements to reflect new information or events or for any other reason.

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Western Digital is a registered trademark of Western Digital Technologies, Inc. Keen Personal Media and TV4me are trademarks of Keen Personal Media, Inc. SageTree is a registered trademark of SageTree, Inc. Cameo is a registered trademark of Cameo Technologies, Inc. All other brand and product names mentioned herein are the property of their respective companies.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
(unaudited)

	Three Months Ended

	Sep. 28,	Jun. 29,	Sep. 29,
	2001	2001	2000

Revenues, net	$440,943	$455,733	$424,366
Costs and expenses:
Cost of revenues	384,936	404,767	398,430
Research and development	31,541	24,811	32,001
Selling, general and administrative	28,636	27,448	29,523

Total costs and expenses	445,113	457,026	459,954

Operating loss	(4,170)	(1,293)	(35,588)
Net interest and other nonoperating income (expense)	156	(52,454)	(1,632)

Loss from continuing operations	(4,014)	(53,747)	(37,220)
Discontinued operations	24,532	(7,639)	(8,045)
Extraordinary gain from redemption of debentures	—	210	11,243
Cumulative effect of change in accounting principle	—	—	(1,504)

Net income (loss)	$20,518	$(61,176)	$(35,526)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(.02)	$(.30)	$(.25)
Discontinued operations	.13	(.04)	(.05)
Extraordinary gain	—	—	.07
Cumulative effect of change in accounting principle	—	—	(.01)

Basic and diluted	$.11	$(.34)	$(.24)

Common shares used in computing per share amounts:
Basic and diluted	186,635	179,390	148,044

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Sep. 28,	Jun. 29,
	2001	2001

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$200,582	$167,582
Accounts receivable, net	212,085	127,767
Inventories	76,343	78,905
Prepaid expenses and other current assets	11,107	11,455

Total current assets	500,117	385,709
Property and equipment, net	107,759	106,166
Other assets, net	11,569	15,777

Total assets	$619,445	$507,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$319,015	$224,544
Accrued expenses	111,240	115,802

Total current liabilities	430,255	340,346
Other liabilities	38,091	38,629
Convertible debentures	113,974	112,491
Minority interest	9,470	9,383
Shareholders’ equity:
Common stock	1,868	1,863
Additional paid-in capital	586,989	586,660
Accumulated deficit	(561,202)	(581,720)

Total shareholders’ equity	27,655	6,803

Total liabilities and shareholders’ equity	$619,445	$507,652